Exhibit 99.1

July 19, 2011

Tetra Tech Announces Management Team Changes:

CFO, Controller, and Segment President

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that it has promoted its acting Chief Financial Officer and Treasurer Steve Burdick to Chief Financial Officer and Treasurer.  Concurrently, Tetra Tech has appointed Brian Carter as Vice President, Corporate Controller and Chief Accounting Officer, to fill Mr. Burdick’s previous position. Tetra Tech also announced that Frank Gross, formerly President of the Industrial/Process Business Unit of URS Corporation, has joined Tetra Tech as Executive Vice President and President of the Remediation and Construction Management (RCM) segment, succeeding Don Rogers, who has retired from the Company.

“As our new RCM President, Frank brings deep industrial and process experience and a demonstrated track record of converting front-end projects into back-end construction management opportunities,” said Dan Batrack, Tetra Tech’s Chairman and CEO.  “I am also pleased to formalize Steve’s promotion and welcome Brian to our accounting and finance team.”

Mr. Gross previously led an $850 million per year business group focused on construction management at URS.  He joined his previous employer in 1978 and has more than 30 years of technical and operational experience managing large, multi-disciplinary engineering and construction projects for clients in power, oil and gas, industrial/manufacturing, automotive, and other heavy industries.

Mr. Carter previously served as Vice President of Finance and Administration for Wedbush, Inc., a privately held financial services holding company, and as Vice President, Financial Planning and Analysis, for AECOM Technology Corporation.  He has more than 20 years of experience in finance and auditing, and he is a Certified Public Accountant.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction, and technical services addressing the resource management and infrastructure markets. The Company supports government and commercial clients by providing innovative solutions focused on water, the environment, and energy. With approximately 12,000 employees worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.